Exhibit 10.7

Duolingo, Inc. 5900 Penn Avenue, 2nd Floor Pittsburgh, PA 15206 Main Office: 412-567-6602
December 5, 2019
Matthew Skaruppa
Employment Terms
Dear Matt
Duolingo, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment in the exempt position of Chief Financial Officer, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor to the extent not materially inconsistent with your title and/or role. This offer is contingent on you being legally eligible to work in the U.S. Your start date will be no later than March 2, 2020 (the date you actually commence employment, the “Commencement Date”). You will report to Luis von Ahan, the Company’s CEO, and will be headquartered in New York City with travel to our Pittsburgh headquarters in 2020 as outlined in Exhibit B.
You will be paid a base salary at the annual rate of $375,000, less payroll deductions and all required withholdings. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to required tax withholding and other authorized deductions).
As an additional incentive to join the Company, subject to approval by the Board of Directors, you will be granted an option (the “Option”) as soon as administratively practicable following your commencement of employment (the date of the first meeting of Duolingo’s Board of Directors in 2020 will be March 12, 2020) and, in any event, no later than the second Board meeting on June 10, 2020 to purchase that number of shares of Company common stock calculated by dividing $7,700,000 by the difference between $39.57, which is the per share price Series F Preferred Stock was sold to investors, and the fair market value of a share of common stock on the date of grant, as determined in reliance on a valuation obtained by the Company in order to satisfy the safe harbor under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Option will be granted under the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”), and have a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board of Directors of the Company (the “Board”) in reliance on a valuation obtained by the Company in order to satisfy the safe harbor under Section 409A of the Code. Subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement, twenty-five percent (25%) of the shares subject to the Option shall vest one year after the Commencement Date, and 1/48th of the Shares subject to the Option shall vest in equal monthly installments thereafter, with such vesting subject to your continuous employment by the Company except as otherwise set forth in this offer letter.

Duolingo will pay you a one-time signing bonus of $150,000. The signing bonus will be paid to you, less withholding taxes, within 30 days of the Commencement Date. Notwithstanding the foregoing, $75,000 of the signing bonus will not be earned to any extent until the first anniversary of your Commencement Date with the Company. In the event that your employment with the Company terminates prior to the first anniversary of the Commencement Date for Cause or you resign without Good Reason, you agree to repay to the Company the $75,000 of the signing bonus that is unearned as of the date you terminate employment. By your signature on this employment agreement, you authorize the company, to the extent permitted by law, to withhold this amount from any severance and other final pay you receive upon termination of employment.
You shall be eligible to participate in the Company’s basic employment benefits generally available to all Company employees, as may exist now or in the future. You shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other employees of the Company. Details about these benefits will be provided and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.
During your employment, you will be a full-time employee of the Company and will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. Notwithstanding the foregoing, you may, during your employment with the Company: (i) serve as Director for Telamon Corporation; and (ii) with the Company’s written approval, serve on any boards of any entities that do not compete with the Company, in each case of (i) and (ii), as long as such activities do not interfere with the performance of your duties hereunder or otherwise conflict with the interests of the Company, in each case, as may be determined by the Board, in its sole discretion. As a condition of employment, you will be required to sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law. By signing below, you represent that, to the best of your knowledge, your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would knowingly violate any such duty.
Notwithstanding any of the above, your employment with the Company is “at will.” This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

The at-will nature of our employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company.
Without limiting the foregoing, if your experience a Covered Termination (as defined below), then, if you deliver to the Company a general release of claims in a form acceptable to the Company (but which shall not contain any greater restrictive covenants than to which you are then subject and which shall not release your rights to indemnification and/or advancement, if any, nor your rights to vested benefits) that becomes effective and irrevocable within sixty (60) days following the date of the Covered Termination, in addition to paying you all earned but unpaid Base Salary through the date of your Covered Termination and any other amounts required by applicable law, the Company will (i) continue to pay to you your Base Salary for six months after the date of the Covered Termination, such payment to be made in accordance with the Company’s standard payroll procedures commencing on the first payroll date after the release is effective and irrevocable (with the first installment inclusive of any installments that would have been made had the release been effective and irrevocable on the date of the Covered Termination, (ii) directly pay or reimburse you for any payments you make for COBRA coverage for you and your covered dependents from the date of the Covered Termination through the earlier of (a) the six month anniversary of the Covered Termination or (b) the date you or your covered dependents become eligible for healthcare coverage from another employer and (iii), solely to the extent the Covered Termination occurs during the period commencing three months prior to a Change in Control (as defined in the Plan) and ending on the first anniversary of the Change in Control, the vesting of each outstanding stock option and other equity award held by you as of the date of your Covered Termination will be accelerated with respect to one hundred, percent (100%) of the shares of Company common stock subject thereto as of immediately prior to your Covered Termination (collectively, (i), (ii) and (iii), the “Separation Benefits”). In the event of a conflict between the terms of any agreement entered into to evidence a stock option or other equity award and subsection (iii) of this paragraph, subsection (iii) of this paragraph shall control and each such agreement shall be deemed to incorporate subsection (iii) of this paragraph.
For the purposes of this letter, “Cause” shall mean your (i) material breach of any of your obligations contained in this letter, including your willful failure or refusal to perform the job duties and responsibilities assigned to you by the Company, if any material breach described herein remains uncured after thirty (30) days have elapsed following the date on which the Company gives you advance written notice of such breach which shall be provided to you within sixty (60) days of the initial occurrence of the event or action giving rise to Cause; (ii) commission of any felony or crime involving moral turpitude; (iii) participation in a fraud, act of material dishonesty or misappropriation or similar conduct against the Company; (iv) conduct that is materially injurious to the Company or its affiliates or subsidiaries, monetarily or otherwise; (v) improper disclosure of the Company’s confidential or proprietary information except as required by law; or (vi) obtaining a direct or indirect personal benefit from the transfer or use of the Company’s trade secrets or intellectual property other than on the Company’s behalf or as required by law.
For the purposes of this letter, “Good Reason” shall mean any of the following events without your written consent: (i) any material breach of the terms of this letter by the Company;

(ii) a material reduction or diminution in your title, duties, role, reporting line, and/or responsibilities; (iii) any material change in the principal location of your employment that increases your one-way commute by more than ten (10) miles; (iv) any reduction by the Company of your base salary under this letter of ten percent (10%) or more, provided, however, that if the Company institutes a Company-wide reduction in salaries for other executive management team members, such reduction on the same terms shall not be deemed “material” for this subsection (iv). Notwithstanding the foregoing, your resignation shall not constitute a resignation for “Good Reason” unless (X) you provide advance written notice of such resignation to the Company within sixty (60) days of the initial occurrence of the event or action giving rise to Good Reason, (Y) such written notice specifies that your resignation is effective not less than thirty (30) days, nor more than sixty (60) days, after the date of the written notice, and (Z) the Company fails to remedy the basis for Good Reason prior to the date of resignation specified in the written notice.
For the purposes of this letter, “Covered Termination” shall mean your resignation from employment with the Company for Good Reason or the termination of your employment by the Company other than for Cause, in each case, that constitutes a “separation from service” within the meaning of Section 409A of the Code.
The intent of the parties is that any payments and benefits provided under this Agreement remain exempt from the provisions of Section 409A of the Code to the maximum extent permitted and, to the extent subject to Section 409A of the Code, this Agreement shall be interpreted in a manner that complies with Section 409A of the Code and the treasury regulations, guidance, and exemptions promulgated thereunder (collectively Code Section 409A) so as not to subject you to the payment of the tax, interest and any tax penalty that may be imposed under Code Section 409A. Accordingly, to the maximum extent permitted, all provisions of this letter shall be construed, interpreted, and administered in a manner consistent and in compliance with Code Section 409A. In furtherance thereof, to the extent that any provision hereof would otherwise result in you being subject to payment of tax, interest and tax penalty under Section 409A, the Company and you agree to amend this letter in a manner that brings this letter into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this letter to you.
If you accept this offer, this letter and the Proprietary Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Assignment Agreement that may have been made to you are expressly cancelled and superseded by this offer.
Please sign and date this letter, and return it to me by December 6, 2019 if you wish to accept employment at the Company under the terms described above.
We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

DUOLINGO, INC.

By:

Luis von Ahn President & Chief Executive Officer
/s/ Luis von Ahn

Accepted by:

Matt Skaruppa
/s/ Matt Skaruppa

Date: 12/5/19
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